Mpower Communications Announces Receipt of Requisite Consents
     To Amend the Indenture Governing its 13% Senior Secured Notes due 2004


ROCHESTER, NY -- May 31 -- Mpower Communications Corp. (a/k/a MGC Communications, Inc.) (Nasdaq: MPWR) today announced that it has received the requisite consents from a majority of the outstanding principal amount of 13% Senior Secured Notes due 2004 necessary to amend the indenture governing such notes and has executed a supplemental indenture reflecting the amendments to such indenture. As a result of the execution of the supplemental indenture, upon consummation of the exchange offer discussed below, substantially all of the restrictive covenants in the indenture governing the 13% Senior Secured Notes due 2004 will cease to be operative.

Mpower also announced that its previously announced offer to exchange any and all of its 13% Senior Secured Notes due 2004 currently owned by Qualified Institutional Buyers and institutional accredited investors for 13% Senior Notes Due 2010 will expire at 5:00 p.m., New York City time, on Thursday, June 1, 2000, with the closing to occur on or about 3:00 p.m., New York City time, on Friday, June 2, 2000.

The 13% Senior Notes due 2010 to be issued in the exchange offer will not and have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws, and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.

About Mpower Communications Corp.
Mpower Communications Corp. (a/k/a MGC Communications, Inc.) is a facilities-based broadband communications provider offering a full range of data, telephony, Internet access and Web hosting services for small and medium-size business customers. The company currently operates in California, Chicago, Atlanta, Southern Florida and Las Vegas.

Investor Relations Inquiries:                         Media Inquiries:
David S. Clark                                        Michele D. Sadwick
Senior Vice President                                 Vice President
716.218.6559                                          716.218.6542
dclark@mpowercom.com                                  msadwick@mpowercom.com
--------------------
Michael R. Daley
Executive Vice President and CFO
716.218.6543
mdaley@mpowercom.com


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